EXHIBIT 5.1


            OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP,
              RELATING TO THE LEGALITY OF THE TRANSITION BONDS



                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              919 THIRD AVENUE
                            NEW YORK 10022-3897
                               (212) 735-3000



                               July 23, 1999



PP&L Transition Bond Company LLC
Two North Ninth Street
Allentown, Pennsylvania  18101-1179


                Re:  PP&L Transition Bond Company LLC
                     --------------------------------

Ladies and Gentlemen:

      We have acted as special counsel to PP&L Transition Bond Company LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of the Registration Statement, as amended to the date hereof, filed on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of transition bonds (the "Transition Bonds") of the Company to be offered from time to time as described in the form of the prospectus (the "Prospectus") included as part of the Registration Statement. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus.

      We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Transition Bonds. In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, PP&L, Inc. and others.

      The opinion expressed below is based on the following assumptions:

   (a) the Registration Statement will become effective;

   (b) the proposed transactions are consummated as contemplated in the Registration Statement;

   (c) prior to the issuance of any Series or Class of Transition
       Bonds:

      (i) all necessary orders, approvals and authorizations for the Company's purchase from time to time of Intangible Transition Property from PP&L Securities Co., LLC, a Delaware limited liability company ("Securities Co."), in exchange for the net proceeds of Transition Bonds will have been obtained by the Company;

      (ii) the Amended and Restated Limited Liability Company Agreement of the Company will have been executed and delivered by an authorized representative of PP&L as sole member of the Company;

      (iii) the Indenture will have been executed and delivered by the Company's authorized representative and The Bank of New York, as trustee;

      (iv) the maturity dates, the bond rates, the redemption provisions and the other terms of the Transition Bonds being offered will be fixed in accordance with the terms of the Indenture;

      (v) the Sale Agreement between the Company and Securities Co., as Seller, will have been executed and delivered;

      (vi) the Servicing Agreement between the Company and PP&L, Inc., as Servicer, will have been executed and delivered; and

      (vi) the Underwriting Agreement among the Company, PP&L, Inc. and the underwriters of the Transition Bonds (the "Underwriting Agreement") will have been executed and delivered; and

   (d) the Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

      Members of our firm are admitted to practice in the States of New York and Delaware, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States.

      In rendering the opinion set forth herein, we have assumed that the execution and delivery by the Company of the Indenture and the Transition Bonds and the performance by the Company of its obligations thereunder do not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it, (ii) any law, rule or regulation to which the Issuer is subject, except for those laws, rules and regulations of the State of New York and the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and the Transition Bonds ("Applicable Laws"), but without our having made any special investigation concerning any other laws, rules or regulations, and (iii) any judicial or regulatory order or decree of any governmental authority other than orders or decrees which has been identified to us by the Company as being material to it of any New York, Delaware or federal executive, legislative, judicial, administrative or regulatory body established under Applicable Laws.

      Based on and subject to the foregoing, we are of the opinion that, when properly executed and authenticated in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction of all other conditions contained on the Indenture and the Underwriting Agreement, the Transition Bonds will constitute valid and binding obligations of the Company, will be fully paid and non-assessable and will be enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading "Various Legal Matters Relating to the Transition Bonds" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                    Very truly yours,


                                    /s/ Skadden, Arps, Slate,
                                    Meagher & Flom LLP